EXHIBIT 5.1
[WIGGIN AND DANA LLP Letterhead]

January 4, 2011

AboveNet, Inc.
360 Hamilton Avenue
White Plains, New York 10601

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by AboveNet, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission relating to 100,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), which may be issued pursuant to the AboveNet, Inc. 2008 Equity Incentive Plan (the “2008 Plan”).

In connection with the foregoing, we have examined the Registration Statement, the Company’s certificate of incorporation and bylaws, as amended, the 2008 Plan and originals, or copies certified to our satisfaction, of such corporate records of the Company, certificates and other communications of public officials, certificates of officers of the Company and such other documents as we have deemed relevant or necessary for the purpose of rendering the opinions expressed herein. As to certain factual matters, we have relied on a certificate of an officer of the Company and have not sought independently to verify such matters. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials, the due authorization, execution and delivery by the parties thereto other than the Company of all documents examined by us, and the legal capacity of each individual who signed any of those documents.

Based upon the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and paid for under the 2008 Plan in accordance with the terms of such plan, will be legally issued, fully paid and non-assessable.

 The opinions expressed herein are limited exclusively to applicable federal laws of the United States of America and the General Corporation Law of the State of Delaware.  We express no opinion as to whether the laws of any particular jurisdiction apply and no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the prospectus contained therein.  This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ WIGGIN AND DANA LLP